                                                       THIS FILING IS MADE
                                                       PURSUANT
                                                       TO RULE 424(B)(3) UNDER
                                                       THE SECURITIES ACT OF
                                                       1933 IN CONNECTION WITH
                                                       REGISTRATION NO.
                                                       333-30285

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED OCTOBER 24, 1997

     This Prospectus Supplement No. 5 amends and restates pages 47 and 48 of the Prospectus dated October 24, 1997, as supplemented by the Prospectus Supplement dated October 31, 1997, as further supplemented by the Prospectus Supplement No.
2. dated November 5, 1997, as further supplemented by the Prospectus Supplement No. 3 dated November 19, 1997 and as further supplemented by Prospectus Supplement No. 4 dated January 6, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                            REGISTERING STOCKHOLDERS

     All shares indicated below have been registered pursuant to certain registration rights granted by the Company. An aggregate of 3,118,419 shares of Common Stock remain to be offered by the Registering Stockholders from time-to-time. The following table sets forth, as of the date of this Prospectus Supplement No. 5 the name of each Registering Stockholder, and for each, the remaining number of shares of Common Stock which may be offered for sale and the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 35,912,596 shares of Common Stock outstanding as of the date of this Prospectus Supplement No. 5.

                                             BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                                 PRIOR TO THE                               AFTER THE
                                             REGISTERED OFFERING                       REGISTERED OFFERING
                                             --------------------   NUMBER OF SHARES   --------------------
NAME AND ADDRESS OF REGISTERING STOCKHOLDER  SHARES    PERCENTAGE   BEING REGISTERED   SHARES    PERCENTAGE
-------------------------------------------  -------   ----------   ----------------   -------   ----------
Canpartners Incorporated(a)...............    65,507        *             65,507            --       --
     CPI Securities L.P.(a)...............   458,436      1.2%           458,436            --       --
     Beth Friedman(a)(b)..................   154,035        *            154,035            --       --
     Loretta Evensen(a)...................   154,035        *            154,035            --       --
     Mitchell R. Julis(a).................    44,035        *             44,035            --       --
     Elliot Julis(a)(b)...................    10,771        *             10,771            --       --
     Evensen Children's Trust(a)..........    10,771        *             10,771            --       --
     Friedman Children's Trust(a).........    10,771        *             10,771            --       --
                                             -------      ---          ---------       -------      ---
          Total (as a group)..............   908,361      2.5%           908,361            --       --
Offsite International, Inc. ..............   910,626      2.5%           910,626            --       --
Robert T. Gow and Kay F. Gow..............    64,029        *             64,029            --       --
Plantation Group L.P. ....................   284,766        *            284,766            --       --
Bush Construction Corporation.............   240,864        *            240,864            --       --
Sharp Investment Group, L.P. .............   156,512        *            156,512            --       --
Colonial Capital L.P. ....................   156,512        *            156,512            --       --
EKC Corporation...........................    80,301        *             80,301            --       --
First Capital Investment Fund.............    65,238        *             65,238            --       --
Centaur Corp. ............................    41,941        *             41,941            --       --
Old Town L.P. ............................    49,497        *             49,497            --       --
James C. Anderson.........................    35,940        *             35,940            --       --
James W. Geisz............................    24,037        *             24,037            --       --
Genevieve Giannoni........................    50,970(c)     *              4,500        46,470(c)      *
Charles C. Frey(d)........................    45,850(e)     *              9,000        36,850(e)      *
Michael C. Ross(f)........................    10,170        *             10,170            --       --

            The date of this Prospectus Supplement is April 8, 1999.

                                                                                             BENEFICIAL
                                              BENEFICIAL OWNERSHIP                            OWNERSHIP
                                                  PRIOR TO THE                                AFTER THE
                                               REGISTERED OFFERING                       REGISTERED OFFERING
                                              ---------------------   NUMBER OF SHARES   -------------------
NAME AND ADDRESS OF REGISTERING STOCKHOLDER   SHARES    PERCENTAGE    BEING REGISTERED   SHARES   PERCENTAGE
-------------------------------------------   -------   -----------   ----------------   ------   ----------
Martin A. Flannes...........................  16,617          *            16,617           --        --
Susan K. Kenninger..........................  13,490          *            13,490           --        --
Michael B. Reeves(g)........................   8,396          *             8,396           --        --
Timothy D. Levin............................  12,522          *             6,522        6,000(h)      *
Ruth L. Kenninger...........................   8,985          *             8,985           --        --
James A. Hamilton...........................   6,964          *             6,964           --        --
Marc B. Sharp...............................   6,963          *             6,963           --        --
Michele Z. Ball.............................   6,963          *             6,963           --        --
Charles H. Reeves(i)........................   1,225          *             1,225           --        --

---------------

 *   Less than 1%

(a) Canpartners Incorporated ("Canyon") is the beneficial owner of 65,507 shares and is the sole general partner of CPI Securities L.P. ("CPI") (which holds 458,436 shares). Mr. Friedman (a director of the Company), Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and CPI. Such persons disclaim beneficial ownership of such shares. The 523,943 shares shown as beneficially owned by Canyon and CPI do not include 154,035 shares owned by Mr. Friedman's wife, 44,035 shares owned by Mr. Julis, 154,035 shares owned by Mr. Evensen's wife, 10,771 shares held by an irrevocable trust for the benefit of Mr. Friedman's children, 10,771 shares held by an irrevocable trust for the benefit of Mr. Evensen's children and 10,771 shares held by Mr. Julis' son, the beneficial ownership of which is disclaimed by Canyon.

(b) Beth Friedman is the wife of Joshua S. Friedman, a director of the Company. Loretta Evensen is the wife of R. Christian B. Evensen, a shareholder and director of Canyon. Mitchell R. Julis is a shareholder and director of Canyon. Elliot Julis is the son of Mitchell R. Julis.

(c) Includes presently exercisable options or options exercisable within 60 days to purchase 46,470 shares of Common Stock.

(d) Such person is a director and/or executive officer of the Company.

(e) Includes presently exercisable options or options exercisable within 60 days to purchase 36,350 shares of Common Stock and an additional 500 shares held by Mr. Frey.

(f) Represents 10,170 shares held by the Ross Revocable Trust, of which Mr. Ross is a co-trustee.

(g) Includes 6,000 shares held by the CCN&M Revocable Trust, of which Mr. Reeves is co-trustee.

(h) Includes presently exercisable options to purchase 6,000 shares of Common Stock.

(i) The shares indicated are held by a trust of which Mr. Reeves is co-trustee.